UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 19, 2006

TARGET LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29754	11-3309110
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Harborview Drive, Third Floor, Baltimore, Maryland, 21230
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (410) 332-1598

Inapplicable
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁭	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁭	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁭	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁭	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01.	Other Events.

On February 19, 2006, the Board of Directors of the Registrant called for the redemption of the 142,000 outstanding shares of the Registrant’s Class C 10% Convertible Preferred Stock (the “Class C Preferred Stock”) in accordance with the provisions of the Registrant’s Certificate of Designations, Preferences and Rights of Class C 10% Convertible Preferred Stock included in the Registrant’s charter (the “Charter”). Pursuant to the Charter, the outstanding shares of Class C Preferred Stock may be called for redemption after the last sale price of the Registrant’s Common Stock (the “Common Stock”) has been at least $2.50 for 20 consecutive trading days. The redemption date is March 21, 2006 (the “Redemption Date”).

Under the terms of the Charter, the redemption of the Preferred Stock is subject to the rights of the holders thereof to convert outstanding shares of Preferred Stock into shares of Common Stock. Each share of Preferred Stock may, at any time, on or before the Redemption Date, be converted into 10 shares of Common Stock. All accrued and unpaid dividends on shares of Class C Preferred Stock through the date of conversion will be paid to the holder thereof upon conversion.

Under the terms of the Charter and the redemption, all outstanding shares of the Class C Preferred Stock, unless converted prior to the close of business on the Redemption Date, will be redeemed for payment in cash of $10.00 per share. All accrued and unpaid dividends on the redeemed shares of Preferred Stock through the Redemption Date will be paid at that time as well.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGET LOGISTICS, INC. (Registrant)

Date: February 21, 2006	By:	/s/ Stuart Hettleman
Stuart Hettleman President